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                                                                    EXHIBIT 10.5


                                AMENDMENT NO. 1
                                      TO
                            VASTAR RESOURCES, INC.
                         EXECUTIVE LIFE INSURANCE PLAN

                           __________________________


The Vastar Resources, Inc. Executive Life Insurance Plan (the "Plan") is hereby amended effective March 10, 1999.

1. Paragraph 1.1 of the Plan is deleted, and all references to "Administrator" in the Plan are amended to refer to "Administrative Committee."

2.   Paragraphs 1.2, 1.3, 1.4 and 1.5 of the Plan are renumbered as 1.1, 1.2,
1.3 and 1.4. Renumbered Paragraphs 1.1, 1.3 and 1.4 are amended to read as follows:

          "1.1 "Administrative Committee" means (i) prior to the earlier to occur of a Change of Control or an Anticipatory Change of Control, Vastar Resources, Inc. and (ii) on and after the earlier to occur of a Change of Control or an Anticipatory Change of Control, the Special Plan Administrator. Upon a written determination by the Chief Financial Officer and the General Counsel of the Company, approved by either the Board of Directors of the Company (the "Board"), the Outside Directors or the Executive Committee of the Board, that an Anticipatory Change of Control has ended without concluding in a Change of Control (an "Anticipatory Change Termination"), Vastar Resources, Inc. will again become the Administrative Committee. For purposes of this definition, a Change of Control shall not include an ARCO Acquisition as defined in Section 9.2(b)."

          1.3 "Beneficiary(s)" means the person or persons designated by the Participant in accordance with Article XIII of this Plan.
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          1.4  The term "Change of Control" shall be ascribed the meaning set forth for such term on Annex A attached hereto."

3. Paragraphs 1.6 through 1.27 of the Plan are renumbered as 1.5 through 1.26, and Paragraphs 1.27, 1.28, 1.29 , 1.30, 1.31, 1.32, 1.33, 1.34, 1.35 and 1.36
are added to Article 1 of the Plan to read as follows:

          "1.27 The term "Anticipatory Change of Control" shall be ascribed the meaning set forth for such term on Annex A attached hereto.

          1.28 "Applicable Period" means the period specified in Paragraph 9.3 during which benefits under the Plan shall remain in effect for a particular class of Terminated Participants.

          1.29 "Benefit Trigger Window" means the 24-month period commencing on the date that a Change of Control occurs.

          1.30 "Cause" shall mean (i) the conviction of the Eligible Employee for any felony involving dishonesty, fraud or breach of trust or (ii) the willful engagement by the Eligible Employee in gross misconduct in the performance of his or her duties that materially injures the Surviving Entity.

          1.31 "Change of Control Trust" means the trust established by the Company to provide for the payment of any benefits, in whatever form is required, under the Plan on and after a Change of Control.

          1.32 The term "Outside Director" shall be ascribed the meaning set forth for such term on Annex A attached hereto.

          1.33 "Qualifying Pay" means the Eligible Employee's annualized rate of regular wages or salary, excluding all extra pay such as overtime, premiums, bonuses, living or

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     other allowances, determined as of the relevant date.

          1.34 The term "Special Plan Administrator" shall be ascribed the meaning set forth for such term on Annex A attached hereto.

          1.35 "Surviving Entity" means Company, or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company after a Change of Control, and its affiliates.

          1.36 "Target Award" means the annual target performance bonus award applicable to the Eligible Employee for the relevant period."

4. Articles IX through XIII of the Plan are renumbered as Articles X through XIV and a new Article IX is added to the Plan to read as follows:

                                  "ARTICLE IX
                 CONTINUATION OF COVERAGE - CHANGE OF CONTROL

          9.1  CONTINUATION REQUIREMENTS

               (a) If an Eligible Employee who is a Participant in the Plan as of the date of a Change of Control is terminated from employment during the Benefit Trigger Window under any of the circumstances described under Paragraph 9.2 (a "Terminated Participant"), the coverage under this Plan shall remain in effect with respect to such Terminated Participant for the Applicable Period described under Paragraph 9.3, under terms and provisions (including, but not limited to, the amount of Participant contribution, if any) which are no less favorable than were in effect for active Eligible Employees as of the date of the Change of Control, provided that the Terminated Participant complies with any requirements of the Special Plan Administrator regarding the administration of the Plan that are no less favorable than the requirements in effect immediately prior to the Change of

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     Control, including the amount or time for making Participant contributions, if any, and provided, further, that failure of the Terminated Participant to so comply shall result in a cancellation of coverage on the date of such delinquency or, if coverage cannot be canceled as of such date, the earliest date after such delinquency occurs on which the coverage can be canceled, in either case, with no right of re-instatement.

               (b) In the event of a Change of Control, coverage under this Plan shall remain in effect during the Window Period (as defined below) with respect to each Eligible Employee who is a Participant in the Plan as of the date of the Change of Control under the same terms and conditions as would apply to coverage during the Applicable Period. Each Participant who is receiving benefits pursuant to this Article IX shall also receive a cash bonus from the Company during the Window Period and during the Applicable Period equal to the amount of premiums paid by the Participant pursuant to
     Section 4.2 to provide the basic death benefit described in Section 3.1, plus such amount (the "Tax Payment") which shall be necessary to satisfy the applicable federal, state and local taxes associated with the cash bonus and the Tax Payment, calculated at the highest applicable individual tax rate. The term "Window Period" shall mean with respect to any Participant the period beginning on the date of the Change of Control and ending on the earlier to occur of the end of the Benefit Trigger Window or the beginning of such Participant's Applicable Period.

          9.2  TERMINATION OF EMPLOYMENT

               (a) For the purposes of Paragraph 9.1 above, termination of employment shall mean:

                     (i) a termination of employment during the Benefit Trigger
               Window by the Surviving Entity, other than for Cause, or

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                    (ii) the Eligible Employee's voluntary termination within
               the Benefit Trigger Window as a result of the Surviving Entity's implementation of:

                         (A) a ten percent or more reduction of such Eligible
                    Employee's Qualifying Pay from the Qualifying Pay determined as of the date immediately prior to the date of the Change of Control, or a ten percent or more reduction (based on dollar value) in the Eligible Employee's aggregate Qualifying Pay plus Target Award ("Total Pay") from the Eligible Employee's Total Pay determined as of the date immediately prior to the date of the Change of Control; or

                         (B) a required relocation of the Eligible Employee's
                    principal place of work to a location which would satisfy the conditions specified in (S)217(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), for a deduction by such Eligible Employee of moving expenses under
                    (S)217 of the Code.

                    (iii) No Eligible Employee shall be deemed to have a termination of employment solely due to a transfer of employment directly between the Company, a Surviving Entity or any of their affiliates.

               (b) Notwithstanding anything to the contrary in this Plan, if a Change of Control as described under paragraph (3) of the definition of such term on Annex A attached hereto (an "ARCO Acquisition") occurs, no person shall be entitled to benefits under Article IX of this Plan as a result of such a Change of Control, but shall instead receive the benefits to which they may otherwise be entitled under this

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          Plan or any other employee welfare benefit plan, as determined in the sole discretion of Atlantic Richfield Company; provided that any insurance benefits which have accrued as of the date of the Change of Control but are unpaid shall be paid in accordance with the terms of this Plan in existence immediately prior to the Change of Control.

          9.3  APPLICABLE PERIOD

          In the event of termination of employment as defined under Paragraph 9.2, the Terminated Participant will be entitled to maintain coverage under this Plan, as described in Paragraph 9.1, during the Applicable Period as follows:


                      APPLICABLE PERIOD OF LIFE INSURANCE
                      CONTINUATION FOLLOWING TERMINATION
                ===============================================
                                            PERIOD OF BENEFIT
                     EMPLOYEE                 CONTINUATION
                      LEVEL                     (MONTHS)
                ===============================================
                 Tier 1                           36
                -----------------------------------------------
                 Tier 2                           24
                -----------------------------------------------
                 All Others                       18
                -----------------------------------------------

          In the event that after a Change of Control identical benefit coverage under this Plan is not reasonably available, the Administrative Committee shall substitute reasonably equivalent coverage, taking into consideration the benefits offered, the Employee premium, if any, and the cost to the Surviving Entity.

          9.4  CHANGE OF CONTROL TRUST

          Upon the earlier to occur of an Anticipatory Change of Control or Change of Control (excluding an ARCO Acquisition), the Company or any successor to the obligations of the Company shall fund the Change of Control Trust in accordance with its terms."

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5.   Article XI of the Plan is amended to read as follows:

                                  "ARTICLE XI
                       AMENDMENT AND TERMINATION OF PLAN

           11.1 Amendment and Termination Generally. Except as provided in Paragraph 11.3 and 11.4, the Company acting through its Vice President, Human Resources, may at any time amend or terminate this Plan in whole or in part. If this Plan is terminated by the Company prior to the commencement of any benefit payments with respect to a Participant such Participant, as the case may be, shall retain the rights, if any, under
     Article X of this Plan.

           11.2 Amendment and Termination After Commencement of Plan Benefit Payments. If this Plan is amended or terminated by the Company after the commencement of any benefit payments to the Participant or to the Beneficiary, the Company or any successor to the obligations of the Company shall be obligated to continue such payments in accordance with the terms of this Plan as in existence immediately prior to amendment or termination of this Plan. Notwithstanding anything in this Plan to the contrary, this Plan may be amended to the extent necessary to comply with applicable law.

           11.3 Amendment or Termination During Anticipatory Change of Control. The Plan may not be terminated or amended during the period after the occurrence of an Anticipatory Change of Control and prior to a Change of Control or an Anticipatory Change Termination (as defined in Section 1.1), except that the Board of Directors of the Company may amend the Plan during such a period as it may deem reasonably necessary, provided that if any such amendment reduces, or could reduce, the value of any benefit of a Participant, as determined in the sole discretion of the Special Plan Administrator, the Company or any

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     successor to the obligations of the Company shall, prior to, and as a condition precedent to such amendment going into effect, provide substantially equivalent value in replacement thereof to the Participant, as the case may be, in the reasonable determination of the Special Plan Administrator.

           11.4 Amendment or Termination on or After a Change of Control. The Plan may not be terminated or amended on or after a Change of Control, in any manner that would negatively affect a Participant's rights arising as a result of the Change of Control under Article IX without the consent of all of the Participants or, in the alternative, the Participants whose Plan benefits are affected by such termination or amendment. The Plan will terminate on the third anniversary of the expiration of the Benefit Trigger Window, provided, however, that such termination shall not affect benefits accrued by a Participant or Beneficiary prior to such termination.

           11.5 Acquisition by ARCO. An ARCO Acquisition shall not be treated as a Change of Control for purposes of this Article XI."

6. Article XIV of the Plan is amended by adding the following Paragraph 14.9 thereto to read as follows:

           "14.9 Authorized Officers. Any action required to be taken under this Plan by the Chief Financial Officer and the General Counsel of the Company may be taken by either individual if the other position is then vacant, and if both positions are vacant, such action may be taken by any other officer of the Company with a position of vice president or above. Any action required to be taken by the Vice President, Human Resources of the Company may, if such position is vacant, be taken by any other officer of the Company with a position of vice president or above."

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          Executed as of the 10th day of March, 1999.

ATTEST                              VASTAR RESOURCES, INC.



By: /s/ Jonathan D. Edelfelt        By: /s/ Jeffrey M. Bender
   --------------------------          ---------------------------
   JONATHAN D. EDELFELT                JEFFREY M. BENDER
   Associate Secretary                 Vice President
                                       Human Resources

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